Exhibit 99.1

                        WAUSAU-MOSINEE PAPER REPORTS
                      INCREASED THIRD-QUARTER EARNINGS



 MOSINEE, WI...October 16, 2002...Wausau-Mosinee Paper Corporation
 (NYSE:WMO) today announced third-quarter net earnings of $7.6 million, or $.15 per share, compared to $7.3 million, or $.14 per share, in the same period last year. Third-quarter earnings included stock incentive credits of $.02 per share in 2002 and $.01 per share in 2001. Third quarter net sales were $251.1 million compared with $245.1 million last year.

 Net earnings for the first nine months of 2002 were $16.7 million, or $.32 per share, compared to $4.2 million, or $.08 per share, last year. Year-to-date net earnings included stock incentive credits of $.01 per share in 2002 and expenses of $.05 per share in 2001. Net sales through the first three quarters were $714.9 million compared to $719.9 million last year.

 "We are pleased that two of our three business segments achieved profit improvements despite competitive market conditions and increased raw material costs," said Thomas J. Howatt, President and CEO. "Continued market share gains helped increase our Towel & Tissue Group operating profits by 25 percent compared to last year, while successful cost reduction efforts enabled the Specialty Paper Group to report slightly-better-than breakeven results compared to a $1.3 million loss in the third quarter of 2001."

 Towel & Tissue Group operating profits of $9.2 million compared favorably with 2001 third-quarter profits of $7.3 million, and shipments increased 5 percent over last year, reaching record levels. "Market share gains continue to drive both top- and bottom-line growth in our towel and tissue business," said Mr. Howatt. "Our gains were especially strong in the region serviced by our West Coast distribution center that opened earlier this year." Selling price increases implemented in late second and early third quarter for towel and tissue products helped push average selling price 4 percent higher compared to second quarter prices, although competitive pressures have since eroded some of the selling price gains.

 The Specialty Paper Group posted third-quarter operating profits of $59,000 compared to a loss of $1.3 million during the same period last year. "Intense cost reduction efforts and continuing product development successes allowed Specialty Paper to report its first operating profit since the fourth quarter of 2000, despite higher market pulp costs," continued Mr. Howatt. Improved product mix offset product selling price declines for specialty grades, resulting in a slight improvement in average selling price.

 Printing & Writing Group operating profits declined to $6.0 million from $10.4 million last year as market pulp cost increases and selling price decreases outweighed sales volume gains. "Uncoated free-sheet market demand remained sluggish through the quarter with continued double-digit declines in demand for premium papers," said Mr. Howatt. "Despite these declines we have succeeded in growing premium papers volume in 2002, led by continued strong growth in the retail sector. We also expect that our recent selling price increases will improve margins in the fourth quarter."

 Commenting on the fourth-quarter outlook, Mr. Howatt stated, "We expect little help from the marketplace in the fourth quarter with market demand increasing only in our towel and tissue business. As a result we will again look to our internal initiatives in the areas of new product development, cost-effective operations, and benchmark customer service to drive profitability. Coupled with signs of decline in market pulp costs, we expect fourth-quarter earnings to modestly exceed prior year results, exclusive of stock incentive credits or expenses."

 Wausau-Mosinee's third-quarter conference call is scheduled for 11:00 a.m.
 (EDT) on Thursday, October 17, and can be accessed through the Company's web site at WWW.WAUSAUMOSINEE.COM under "Investor Information." A replay of the webcast will be available at the same site through October 25.

 Wausau-Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
 The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from
 those set forth in these statements.   Among other things, these risks and
 uncertainties include the strength of the economy and demand for paper products, increases in raw material prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K/A for the year ended December 31, 2001.
 The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                             (tables follow)

 WAUSAU-MOSINEE PAPER CORPORATION
 Interim Report - Quarter-Ended September 30, 2002

 (in thousands, except  share amounts)                    Three Months          Nine Months
 Consolidated Statements of Income (unaudited)         Ended September 30,   Ended September 30,
                                                        2002         2001     2002         2001
 Net Sales                                            $251,149   $245,106   $714,897   $719,888
 Cost of Sales                                         223,003    215,175    632,952    650,159
   Gross Profit                                         28,146     29,931     81,945     69,729
 Selling & Administrative Expense                       13,466     15,107     47,241     51,957
   Operating Profit                                     14,680     14,824     34,704     17,772
 Interest Expense                                       (2,679)    (3,431)    (8,215)   (11,396)
 Other Income / (Expense), Net                              31        107         17        232
   Earnings before Income Taxes                         12,032     11,500     26,506      6,608
 Provision for Income Taxes                              4,455      4,250      9,805      2,444
   Net Earnings                                         $7,577     $7,250    $16,701     $4,164

   Net Earnings Per Share (Basic & Diluted)              $0.15      $0.14      $0.32      $0.08
   Weighted Average Shares Outstanding              51,536,891 51,500,113 51,529,695 51,452,806

 Condensed Consolidated Balance Sheets (Note 4)     September 30,  December 31,
                                                        2002           2001
 Current Assets                                       $232,737       $223,035
 Property, Plant & Equipment, Net                      607,948        634,928
 Other Assets                                           34,377         34,045
   Total Assets                                       $875,062       $892,008

 Current Liabilities                                  $118,380       $121,311
 Long-term Debt                                        175,695        192,264
 Other Liabilities                                     207,868        213,578
 Stockholders' Equity                                  373,119        364,855
   Total Liabilities & Stockholders' Equity           $875,062       $892,008

 Condensed Consolidated Statements                  Three Months         Nine Months
   of Cash Flow (unaudited)                      Ended September 30,  Ended September 30,
                                                 2002       2001      2002       2001
 Cash Provided by Operating Activities          $22,138    $36,611   $49,021    $69,607
 Capital Expenditures - Net                      (5,144)    (8,339)  (15,573)   (22,590)
 Payments Under Credit Agreements                (9,915)   (25,086)  (16,025)   (36,965)
 Dividends Paid                                  (4,381)    (4,377)  (13,140)   (13,120)
 Stock Options Exercised                              0        126       325      2,422
 Proceeds on Sale of Property, Plant & Equipment     20        261       185        470
 Proceeds on Sale of Swap Agreement                   0      4,132         0      6,382
 Other Investing & Financing Activities               0        (61)        0       (180)
   Net Increase in Cash                          $2,718     $3,267    $4,793     $6,026

 Note 1 - Certain prior year amounts in the financial statements have been reclassified to conform to the 2002 presentation.
 Note 2 - As discussed in Note 1 of the Form 10K/A for the year ended December 31, 2001 and Note 2 of the Form 10Q/A for the period ended March 31, 2002, the Company has reclassified gains and losses on asset dispositions from other income and expense to either cost of sales or selling and administrative expenses and has restated amounts previously recognized as compensation expense for stock options prior to plan approval by shareholders to the period corresponding with shareholder approval of the plan. Unaudited quarterly financial data for the years ended 2001 and 2002 has also been restated from amounts previously reported.
 Note 3 - Net earnings include provisions, or credits, for incentive plans calculated by using the average price of the Company's stock at the close of each calendar quarter as if all such plans had been exercised that day. For the three months ended September 30, 2002, the credit for incentive plans resulted in after-tax income of $872,000, or $.02 per share compared to after-tax income of $436,000, or $.01 per share for the same period last year. Year-to-date 2002, these plans resulted in after-tax income of $736,000, or $.01 per share compared to an after-tax provision of $2,319,000, or $.05 per share for the same period last year.
 Note 4 - Balance sheet amounts at September 30, 2002, are unaudited. The December 31, 2001, amounts are derived from audited financial statements.
 Note 5  - Interim Segment Information
           The Company's operations are classified into three principal reportable segments, the Printing & Writing Group, the Specialty Paper Group and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

           The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities which produce wax-laminated roll wrap and related specialty finishing and packaging products, and a converting facility which converts printing and writing grades. The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. The Towel & Tissue Group manufactures a complete line of towel, tissue, soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

           Sales, operating profit, and asset information by segment is as follows:

        (in thousands)                          September 30,   December 31,
                                                     2002            2001
        Segment Assets  (Note 4)
           Printing & Writing                       $289,037   $294,241
           Specialty Paper                           355,098    368,595
           Towel & Tissue                            175,929    177,708
           Corporate & Unallocated*                   54,998     51,464
                                                    $875,062   $892,008

                                                       Three Months                Nine Months
                                                    Ended September 30,         Ended September 30,
                                                       2002      2001           2002         2001
        Net Sales External Customers (unaudited)
           Printing & Writing                       $103,161   $102,106       $295,258  $301,996
           Specialty Paper                            90,672     89,927        262,348   268,892
           Towel & Tissue                             57,316     53,073        157,291   149,000
                                                    $251,149   $245,106       $714,897  $719,888
        Net Sales - Intersegment (unaudited)
           Printing & Writing                         $1,669     $1,798         $5,274     $6,756
           Specialty Paper                                70        119            220        353
           Towel & Tissue                                  0          0              0          0
                                                      $1,739     $1,917         $5,494     $7,109

        Operating Profit (Loss) (unaudited)
           Printing & Writing                         $5,951    $10,376        $23,279    $17,805
           Specialty Paper                                59     (1,250)        (3,725)    (8,050)
           Towel & Tissue                              9,193      7,343         21,011     18,744
        Total Reportable Segment
          Operating Profit                            15,203     16,469         40,565     28,499
           Corporate & Eliminations                     (523)    (1,645)        (5,861)   (10,727)
           Interest Expense                           (2,679)    (3,431)        (8,215)   (11,396)
           Other Income/(Expense), Net                    31        107             17        232
            Earnings Before Income Taxes             $12,032    $11,500        $26,506     $6,608

                                                           Three Months              Nine Months
 (in thousands, except ton amounts)                      Ended September 30,     Ended September 30,
                                                           2002      2001         2002        2001
 Depreciation, Depletion and Amortization (unaudited)
   Printing & Writing                                    $4,095     $4,227      $12,400    $12,714
   Specialty Paper                                        6,277      6,323       18,893     18,951
   Towel & Tissue                                         4,353      4,361       13,325     12,774
   Corporate and unallocated                                220        340          672      1,191
                                                        $14,945    $15,251      $45,290    $45,630

 Tons Sold (unaudited)
   Printing & Writing                                    94,439     88,672      267,920    263,779
   Specialty Paper                                       86,269     86,453      250,695    238,065
   Towel & Tissue                                        39,382     37,480      110,502    104,269
                                                        220,090    212,605      629,117    606,113

 *Industry segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with industry segments.